EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Cheniere Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.003 per share	Rule 457(c) and Rule 457(h)	10,591,900	$158.86	$1,682,629,234	0.0001476	$248,356.07
Total Offering Amounts							$248,356.07
Total Fee Offsets							-
Net Fee Due							$248,356.07

(1)
This Registration Statement covers 4,500,000 shares of the common stock, par value $0.003 (“Common Stock”), of Cheniere Energy, Inc. (“Cheniere”) available for issuance under the Cheniere Energy, Inc. Amended and Restated 2020 Incentive Plan (the “A&R 2020 Plan”), plus an additional 6,091,900 shares of Common Stock that were available for issuance or underlying equity awards issued under a “Prior Plan” (as defined in the A&R 2020 Plan) as of the effective date of the A&R 2020 Plan and that may be available for future awards under the A&R 2020 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to register and cover any additional shares of Common Stock which may be issued under the A&R 2020 Plan as the result of any stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of Cheniere without receipt of consideration.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the Common Stock on the NYSE on May 23, 2024.